Exhibit 5.01

Opinion of Loren Hillberg

July 30, 2003

Macromedia, Inc.

600 Townsend Street

San Francisco, CA 94103

Ladies and Gentleman:

Reference is made to that certain Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Macromedia, Inc. (the “Company”) with the Securities and Exchange Commission on or about July 30, 2003 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,219,000 shares of the Company’s Common Stock, par value $0.001, (the “Stock”) subject to issuance upon the exercise of options for up to 1,219,000 shares of Stock granted or to be granted under the Company’s 2003 Employee Stock Purchase Plan (the “ESPP”) and non-plan stock option grants (the “Non-Plan Grants”). In connection with the proposed filing of the Registration Statement by the Company, I am of the opinion that the 1,219,000 shares of Stock that may be issued and sold by the Company under the ESPP and upon the exercise of stock options granted or to be granted under the Non-Plan Grants, when issued, sold and delivered in accordance with the ESPP, the Non-Plan Grants, and the applicable exercise agreements and in the manner and for the consideration stated in the Registration Statement and the relevant prospectus prepared in connection with the Registration Statement, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement. I render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing federal laws of the United States of America and, with respect to the validity of corporate action and the requirements for the issuance of stock, the General Corporation Law of Delaware.

Very truly yours,

/s/ LOREN HILLBERG
Loren Hillberg Senior Vice President, General Counsel